Exhibit 10-a-2
ROCKWELL COLLINS, INC.
PERFORMANCE SHARE AGREEMENT
[Date]

We are pleased to confirm that, as a key employee of Rockwell Collins, Inc. or one of its subsidiaries (collectively, “Rockwell Collins” or the “Company”), you have been granted performance shares denominated in shares of the Company’s common stock. You have been granted the number of target shares set forth in the letter to you from Robert K. Ortberg dated [Date] (the “Performance Shares”) pursuant to this agreement (this “Agreement”) and under the Rockwell Collins [2006 or 2015, as applicable] Long-Term Incentives Plan, as amended (the “Plan”).
The grant of Performance Shares pursuant to this Agreement is not effective or enforceable until you properly acknowledge your acceptance of this Agreement by completing the electronic acceptance of this Agreement. Upon acceptance, the Agreement will be deemed effective as of [Date]. If you do not acknowledge your acceptance of this Agreement on or before [Date plus 6 months], the Performance Shares will be forfeited. If you reside outside the United States, the Company may require you to complete a written acceptance within this time period in lieu of an electronic acceptance.

Any payout of your Performance Shares will be based on the Company’s achievement of its Cumulative Sales goal and its Return on Sales goal, each measured over the Company’s 20[xx] through 20[xx] fiscal years (the “Performance Period”). These goals are set forth in Exhibit A attached hereto. The payout, if any, will be subject to further adjustment based upon the Company’s Total Shareowner Return (TSR) percentile relative to a peer group, as specified below. The terms and conditions of these Performance Shares are as set forth below.
The following is summary of the treatment of the Performance Shares in certain events. The summary is qualified in its entirety by the terms of the Agreement that follow.

Event	Treatment of Performance Shares
Death, Disability & Retirement (attained age 55 at time of termination)	Entitled to a pro rata payment of any Performance Shares earned. Payment occurs at the end of Performance Period.
Qualifying Termination after a Change of Control/Divestiture	Performance Shares paid out at target multiplied by the average payout over the prior three completed performance periods.
Other Terminations/Detrimental Activity	Performance Shares forfeited.

1. Confirmation of Award. This Agreement, together with the letter to you from Robert K. Ortberg referenced above, confirms your award in accordance with the terms as set forth herein.
2. Amount Payable Pursuant to Awards. Subject to the provisions of this Agreement, the shares of the Company’s common stock (“Common Stock”), if any, payable to you pursuant to your Performance Shares shall be calculated as follows:
(a) Determine the percentage, which can range from 0-80%, attributable to the Company’s achievement of its Cumulative Sales goal over the Performance Period as set forth on Exhibit A attached hereto (the “Cumulative Sales Percentage”). If the Cumulative Sales results that are achieved fall between the performance levels specified in Exhibit A, the percentage will be interpolated consistent with the range in which the Cumulative Sales falls as conclusively determined by the committee of the Board of Directors of the Company administering the Plan (which committee is herein called the “Committee” and which, on the date hereof, is the Compensation Committee). Fractional percentages will be rounded to the nearest whole number.
(b) Determine the percentage, which can range from 0-120%, attributable to the Company’s achievement of its Return on Sales goal over the Performance Period as set forth on Exhibit A attached hereto (the “Return on Sales Percentage”). If the Return on Sales results that are achieved fall between the performance levels specified in Exhibit A, the percentage will be interpolated consistent with the manner described above in 2(a). Fractional percentages will be rounded to the nearest whole number.

(c) Determine the TSR percentage, which can range between 80-120%, attributable to the Company’s TSR (as determined pursuant to Section 3) percentile performance relative to the peers as set forth on Exhibit A attached hereto (the “TSR Percentage”).
(d) Add the Cumulative Sales Percentage to the Return on Sales Percentage and multiply this sum by the TSR Percentage (such result, the “Final Award Percentage”). The Final Award Percentage will be rounded to the nearest whole percentage.
(e) To determine the number of Performance Shares, if any, that are payable, multiply the Final Award Percentage by the target shares specified in Mr. Ortberg’s letter to you referenced above.
Subject to the provisions of this Agreement, the amount payable to you pursuant to the Performance Shares with respect to the Performance Period shall be paid in shares of Common Stock, less shares to be withheld for taxes and/or other amounts as described below in Section 16, as soon as practicable after the end of the Performance Period and after receipt of the accountant’s letter for the Performance Period pursuant to Section 13, and in any event within the calendar year within which the Performance Period ends. Unless otherwise provided in Section 6 below and subject to applicable law, you will not be considered “vested” in the Performance Shares and will not be entitled to any payment thereunder unless you are employed as of the last day of the Performance Period.
The Performance Shares represent the Company’s unfunded and unsecured promise to issue shares of Common Stock at a future date, subject to the terms of this Agreement and the Plan. You have no rights under the Performance Shares or this Agreement other than the rights of a general unsecured creditor of the Company. Until the distribution of any Common Stock after vesting is evidenced in book entry form at the transfer agent, is placed into a brokerage account or a stock certificate is issued, you shall not have, with respect to the Performance Shares, rights to vote or receive dividends or any other rights as a shareowner.
3. Definitions and Determination of Financial Performance. “Cumulative Sales” means, for the Performance Period, the total sales as reported by the Company in its audited financial statements. “Return on Sales” means, for the Performance Period, the rate determined by dividing net income by sales. Both net income and sales will be the three year cumulative values as reported in the Company’s audited financial statements after adjusting for extraordinary income and expense items.
If a divestiture occurs during the Performance Period, adjustments will be made as follows:
(1) the Company’s annual sales and net income in each fiscal year of the Performance Period will include (without duplication) an amount equal to the divested business’ sales and net income (loss) in the full twelve month period completed immediately prior to the month in which the closing date of the divestiture occurs; and
(2) the gain or loss on divestiture shall be excluded from net income for the Performance Period.
If an acquisition occurs during the Performance Period, and the acquired business’ sales are less than 10% of the Company’s sales as reported over the Company’s last full four fiscal quarters, adjustments for each such acquisition will be made as follows:
(1) the Company’s sales and net income in the fiscal year during the Performance Period in which the acquisition closes will exclude the acquired business’ sales and net income (loss) results for the period of such fiscal year following the acquisition’s closing date;

(2)the Company’s sales in each fiscal year during the Performance Period subsequent to the year in which the acquisition closes will be reduced by an amount equal to the acquired business’ sales results for the full twelve month period ending with the Company’s first fiscal year end that occurs after the date of the acquisition;

(3)the Company’s net income in each fiscal year during the Performance Period subsequent to the year in which the acquisition closes will exclude an amount equal the net income (loss) of the acquired business in the full twelve month period ending prior to the acquisition’s closing date (as reflected in the base case scenario included in the Company’s final decision point review process for the acquisition); and

(4) the “fair value” expenses of an acquisition will be adjusted for purposes of calculating net income, including an addition to net income to offset the amortization of acquired intangibles and an addition to net income to offset for the lost opportunity to earn interest on invested funds (equal to the imputed interest on the net cost of the acquisition over the period of Performance Period following the closing date of the acquisition, calculated using the average annual U.S. overnight LIBOR during that period).

The Committee reserves its discretion pursuant to Section 10 below to make necessary or appropriate adjustments to the definitions and measures or otherwise for acquisitions, divestitures and other matters referenced in Section 10.
TSR is measured by adding (i) the total stock price growth for the Performance Period, measured by comparing the average stock price during the Company’s fiscal October 20XX (i.e., from [date] to [date]) to the average stock price during the Company’s fiscal September 20XX (i.e., from [date] to [date]), and (ii) dividends paid during the Performance Period, measured as if reinvested in stock at the payment date. In the event of substantial changes causing an inability to calculate TSR for one or more of the peer companies listed on the attached Exhibit A (or in the event of spinoffs or similar transactions causing a peer company to split into two or more peer companies), the list of peer companies shall be adjusted accordingly to take such events into account.
In connection with the receipt of the accountant's letter for the Performance Period pursuant to Section 13, the Committee shall determine the Cumulative Sales, Return on Sales, the TSR results and percentile ranking and the Final Award Percentage for the Performance Period after taking into account any adjustment as contemplated in Section 10.
4. Payment of Performance Shares Denominated in Shares of Common Stock. The Performance Shares denominated in shares of Common Stock are payable in shares of the Company’s Common Stock; provided, however, that the Committee may, in its sole discretion, make a cash payment equal to the Fair Market Value of shares of Common Stock otherwise required to be issued. The Company may issue shares of Common Stock in book entry form in connection with the payout of Performance Shares. In lieu of fractional shares the Company may determine, in its sole discretion, to pay cash or to round such shares to the closest whole number. The future value of the shares of Common Stock underlying the Performance Shares is unknown and cannot be predicted with certainty.
5. Transferability of Award. The Performance Shares shall not be transferable by you except by will or by the laws of descent and distribution.
6. Termination of Employment for Death, Disability or Retirement. If your employment by the Company terminates during the Performance Period by reason of your death, disability or retirement (defined as you are age 55 or older at time of termination), you will continue to be eligible to receive a payment, if any, that would otherwise be payable pursuant to Section 2, but any such amount shall be pro-rated for the portion of the Performance Period that elapsed prior to this termination of employment and shall be paid at the time such amount would otherwise be payable as specified in Section 2. Disability shall be defined for purposes of this Agreement as a disability for a continuous period of at least six months under the Company’s long-term disability plan during the period of your continuous service as an employee of the Company.
7. Termination of Employment for Other Reasons. Except as otherwise provided in Sections 9 through 12, if your employment by the Company terminates during the Performance Period other than by reason of your death, disability, or retirement (as defined above), you will not be entitled to any payment pursuant to Section 2 with respect to the Performance Period. For the avoidance of doubt, your termination of employment will be deemed to occur on the date notice of termination is provided and will not be extended by any notice period that may be required contractually or under applicable law. Notwithstanding the foregoing, the Company’s Senior Vice President of Human Resources or the General Counsel shall have the sole discretion to determine the date of termination for purposes of participation in the Plan and the Performance Shares.
8. Detrimental Activity; Compensation Recovery Policy; Noncompetition and Nonsolicitiation Agreement. If you engage in detrimental activity (as defined in this Section 8) at any time (whether before or after termination of your employment), you will not be entitled to any payment hereunder and you will forfeit all rights with respect to the Performance Shares under this Agreement. For purposes of this Section 8, "detrimental activity" shall mean willful, reckless or grossly negligent activity that is determined by the Committee to be detrimental to or destructive of the business or property of the Company. Any such determination of the Committee shall be final and binding for all purposes. Notwithstanding the foregoing, no payment hereunder shall be forfeited or become not payable by virtue of this Section 8 on or after the date of a Change of Control (as defined in the Plan) unless the “Cause” standard set forth in Section 11(b) is satisfied. In addition, if you are or subsequently become an executive officer of the Company, a Senior Vice President, a Vice President & General Manager, a Vice President & Controller or another employee who becomes subject to the Policy (as defined below), your Performance Shares and the value you receive upon vesting of the Performance Shares will be subject to the Company’s Compensation Recovery Policy, as amended from time to time, including, without limitation, any amendments required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Policy”), except where prohibited by law. Currently, the Company's executive officers, Senior Vice Presidents, Vice Presidents & General Managers and Vice Presidents & Controllers are the only employees subject to the Policy. If you become subject to the Policy, you will be notified by the Company’s Human Resources department. Further, if you have attained the level of Vice President (or above) with the Company and you have not previously entered into a Noncompetition and Nonsolicitation Agreement with the Company (the “NCNS Agreement”), this grant of Performance Shares is contingent on your agreement, if requested by the Company within thirty days of the date of this Agreement, to be bound by the NCNS Agreement by returning a signed copy of the NCNS Agreement to the Company within the time period prescribed by the Company’s General Counsel.
9. Transfer of Employment; Leave of Absence. Except as otherwise required by Internal Revenue Code Section 409A, for the purposes of this Agreement, (a) a transfer of your employment from the Company to a subsidiary or vice versa, or from one subsidiary of the Company to another, without an intervening period, shall not be deemed a termination of employment, and (b) if you are granted in writing a leave of absence, you shall be deemed to have remained in the employ of the Company or a subsidiary of the Company during such leave of absence. If your level of employment changes, the Company may adjust your target payment hereunder to pro rate the portion of the Performance Period that elapses (i) prior to the change in employment status at the old target payment level and (ii) after the change at the new target payment level, if any. Any promotion to the ranks of “Designated Senior Executive” requires Committee action to adjust the target payment hereunder. If you are entitled to payment under this Agreement upon a termination of employment, Section 409A's definition of "separation of service," including its rules on leaves of absences, to the extent applicable, will be used to determine the date on which you actually terminate employment.
10. Adjustments. (a) In addition to the adjustments provided for in Section 3 of this Agreement, adjustments (which may be increases or decreases) may be made by the Committee in the Cumulative Sales and Return on Sales as well as in the TSR and list of peer companies, to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances, including, without limitation, acquisitions or divestitures by or other material changes in the Company or peer companies, provided that no adjustment shall be made which would result in an increase in your compensation if your compensation is subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code, as amended, or any successor provision, for the year with respect to which the adjustment occurs.
(b) In the event of any change in or affecting the outstanding shares of Common Stock of the Company by reason of a stock dividend or split, merger or consolidation, or various other events, adjustments will be made as appropriate in connection with the Performance Shares as contemplated in the Plan.
(c) Subject to the provisions of Section 11, the determination of the Committee as to the terms of any adjustment made pursuant to this Section 10 shall be binding and conclusive upon you and any other person or persons who are at any time entitled to receipt of any payment pursuant to the award.
11. Change of Control. (a) Notwithstanding any other provision of this Agreement to the contrary, in the event that during the Performance Period your employment is terminated on or after a Change of Control (as defined in the Plan) (i) by the Company other than for Cause (as defined in Section 11(b)) or (ii) by you for Good Reason (as defined in Section 11(c)), your award shall become nonforfeitable and shall be paid out on the date of your “separation from service” within the meaning of Section 409A to the extent applicable, as if the Performance Period hereunder had been completed or satisfied and as if the Final Award Percentage for the Performance Period enabled a payment to you pursuant to Section 2 of the amount that is equal to your target performance shares for the Performance Period multiplied by the average actual percentage payout for the Company’s long-term incentive performance shares for the prior three completed performance periods.
(b)    For purposes of Sections 8 and 11(a), termination for "Cause" shall mean:
(i)your willful and continued failure to perform substantially your duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by (x) the Board or the Chief Executive Officer of the Company if you are an executive officer or Senior Vice President of the Company or (y) the Senior Vice President of Human Resources if you are not an executive officer or Senior Vice President of the Company. Such notice shall specifically identify the manner in which you have not substantially performed your duties, or

(ii)your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of you, shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. If you are an executive officer or Senior Vice President of the Company, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The cessation of an executive officer’s or Senior Vice President’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to the executive officer or Senior Vice President a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at the meeting of the Board called and held for such purpose (after reasonable notice is provided and the executive officer or Senior Vice President is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the executive officer or Senior Vice President was guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)	For purposes of this Agreement, "Good Reason" shall mean:

(i)the assignment to you of any duties inconsistent in any material respect with your most significant position (including status, offices, titles and reporting requirements), authority, duties or responsibilities held, exercised and assigned at any time during the 120-day period immediately preceding the Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

(ii)    requiring you to be based at any office or location other than the location where you were employed immediately preceding the Change of Control unless any office or location is less than 35 miles from such location, or if the distance from the new location to your residence is less than the distance from the old location to the residence;
(iii)any failure by the Company to maintain your compensation at a level consistent with that generally in effect prior to any Change of Control, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

(iv)any purported termination by the Company of your employment otherwise than as expressly permitted by this Agreement; or

(v)any failure by the Company to comply with and satisfy Section 19(b) of this Agreement.

For purposes of this Section 11(c), any good faith determination of "Good Reason" made by you shall be conclusive.
(d)    Notwithstanding anything to the contrary in this Agreement (except to the extent that Section 11(a) provides for an earlier payment upon a termination of employment), if a Change of Control occurs during the Performance Period, the payment date for your Performance Shares will be deemed to be November of the last year of the Performance Period.
12. Divestiture. In the event that your principal employer is a subsidiary of the Company, it is possible that your principal employer may cease to be a subsidiary of the Company during the Performance Period and that your employment with the Company terminates as a result (the date of such cessation is herein called the Divestiture Date). If the divestiture of your principal employer constitutes a "change in control event" that meets the requirements of Section 409A, then your Performance Shares shall become nonforfeitable (to the extent not already nonforfeitable) and shall be paid out on the Divestiture Date as if the Performance Period hereunder had been completed or satisfied and as if the Final Award Percentage enabled a payment to you pursuant to Section 2 of the amount that is equal to your target performance shares for the Performance Period multiplied by the average actual percentage payout for the Company’s long-term incentive performance shares for the prior three completed performance periods. If the divestiture of your principal employer does not meet the requirements of a "change in control event" under Section 409A, then your Performance Shares shall become nonforfeitable (to the extent not already nonforfeitable) on the Divestiture Date and shall be paid out in November of the last year of the Performance Period consistent with the payout amount approved by the Compensation Committee for the Performance Period.
13. Accountant's Letter. As soon as practicable after the end of the Performance Period, the Committee shall obtain a letter or other communication from the Company’s Senior Vice President and Chief Financial Officer or the Vice President, Finance and Controller, or one of their successors or designees, to the effect that such person has reviewed the determination for the Performance Period of the Cumulative Sales, Return on Sales, TSR results and percentile ranking of the Company, as well as the Final Award Percentage, and that in such person’s opinion such determinations have been made in accordance with Section 3.

14. Employment Rights. The Performance Shares do not and are not intended to constitute or create a contract of employment. You shall not have any rights of employment or continued employment with the Company or any subsidiary as a result of the Performance Shares, other than the payment rights expressly contemplated herein.
15. Section 409A.
(a)    Notwithstanding any other provision of this Agreement to the contrary, the Company makes no representation that any amount payable under this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to such amount.
(b)    To the extent that any amount payable under this Agreement is paid upon a “separation from service” (within the meaning of Section 409A) to a “specified employee” (within the meaning of Section 409A), then such amount will not be paid during the six (6) month period following such separation from service, but will be paid within ten business days following such period.
16. Tax Withholding. As a condition of the grant and vesting of the Performance Shares, the Company, your employer or an administrative agent shall have the right, in whole in part, upon any payment to you of cash and/or Common Stock hereunder, (a) to deduct an amount equal to the taxes, social contributions, and/or other charges required to be withheld or otherwise applicable by law in respect of Performance Shares and Common Stock acquired or (b) to require you (or any other person entitled to the Performance Shares) to pay it an amount sufficient to provide for any such taxes, social charges and/or other charges. You agree that (for yourself and on behalf of any other person who becomes entitled to the Performance Shares or the Common Stock) that if the Company, your employer or an administrative agent elects to require you (or such other person) to remit an amount sufficient to pay such taxes, social contributions, and/or other charges, you (or such other person) must remit that amount within three business days after such amount is due. The Company will generally withhold required amounts from your payments, unless the Company has made other arrangements with you for you to promptly remit an amount sufficient to pay such withholding of tax, social contributions, and/or other charges (and may condition delivery of cash and/or Common Stock herunder upon such payment).
You acknowledge and agree that you are solely responsible for any and all taxes, social contributions, and/or other charges that may be assessed by any taxing authority in the United States or any other jurisdiction arising from the Performance Shares, the Common Stock or dividends (if any), that such amounts may exceed the amount withheld by the Company, your employer or the administrative agent, and that neither the Company nor any affiliate is liable for any such assessments. You are solely responsible for all relevant documentation that may be required of you in relation to the Performance Shares, such as but not limited to personal income tax returns or reporting statements in relation to the receipt, holding, or subsequent sale of Common Stock and the receipt of dividends, if any. You acknowledge and agree that the Company makes no representations regarding the treatment of taxes, social contributions, or other charges and does not commit to and is under no obligation to structure the terms of the Plan or any award to reduce or eliminate your liability for any income taxes, social contributions, or other charges or to achieve any particular tax result. Furhter, if you become subject to tax in more than one jurisdiction, the Company, your employer, or an administrative agent may be required to withhold or account for such amounts in more than one jurisdiction. Consult a tax or financial advisor if you have questions.
17. Communications. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Shares, future Performance Shares, the Common Stock, or any other Company-related documents by electronic means. By accepting the Performance Shares, whether electronically or otherwise, you hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including, but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions. If you have been provided with a copy of this Agreement, the Plan, or any other relevant documentation in a language other than English, unless otherwise required by applicable law, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.
18. Governing Law and Forum; Severability. This Agreement and the Company’s obligation to issue Common Stock in respect of the Performance Shares shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. If one or more of the provisions herein shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions that could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan. For purposes of resolving any dispute that may arise directly or indirectly from this Agreement, the parties hereby agree that any such dispute that cannot be resolved by the parties shall be submitted to the exclusive jurisdiction of state and federal courts located in the state of Delaware.

19. Successors. (a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
20. Administration. Consistent with Section 8 of the Plan, the Committee shall interpret and administer the Plan, this Agreement and the Performance Shares. The actions and determinations of the Committee on all matters relating to the Plan, this Agreement and the Performance Shares will be final and conclusive.
.         21.    Acknowledgement and Waiver. By executing this Agreement, participating in the Plan and accepting the grant of Performance Shares, you hereby agree and acknowledge that: (a) the Plan is discretionary in nature and that the Company can amend, cancel or terminate it at any time; (b) the grant of Performance Shares is voluntary and occasional and does not create any contractual or other right to receive future Performance Shares, or benefits in lieu of any Performance Shares even if Performance Shares have been granted repeatedly in the past; (c) all determinations with respect to any such future grants, including, but not limited to, the times when Performance Shares shall be granted, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of the Performance Shares is an extraordinary item of compensation, which is outside the scope of your employment contract, if any; (f) the Performance Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) the Performance Shares cease upon termination of active employment for any reason except as may otherwise be explicitly provided in this Agreement and the Plan; (h) for purposes of the Performance Shares, the termination date shall be deemed effective as of the date that you are no longer actively employed regardless of any “garden leave” or other notice period that may be mandated contractually or under applicable local law; furthermore, in the event of involuntary termination of employment, your right to vest in Performance Shares under the Plan after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any reasonable notice period mandated under contract or local law, unless otherwise determined by the Company in its sole discretion; (i) the future value of the Common Stock acquired in respect of the Performance Shares, if any, is unknown and cannot be predicted with certainty, and neither the Company nor any affiliate is responsible for any foreign exchange fluctuation between your local currency and the United States Dollar (or the selection by the Company or any affiliates in its sole discretion of an applicable foreign currency exchange rate) that may affect the value of the Performance Shares or any shares of Common Stock received (or the calculation of income or any taxes, social contributions, or other charges thereunder); (j) the Performance Shares do not and are not intended to constitute or create a contract of employment and can in no event be understood or interpreted to mean that the Company or a subsidiary is your employer, or that you have an employment relationship with the Company or a subsidiary or any right to continue in employment, if any, nor will the Performance Shares interfere in any way with the right of your employer to terminate such relationship at any time, subject to applicable law; (k) any cross-border transfer proceeds received upon the sale of the shares of Common Stock received in respect of the Performance Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require you to provide such entity with certain information regarding the transaction, and (l) no claim or entitlement to compensation or damages arises from the termination of the Performance Shares or reduction in value of the Performance Shares or any Common Stock acquired in respect of the Peformance Shares and you irrevocably release the Company and your employer from any such claim that may arise.
        22.    Data Privacy. By executing this Agreement, participating in the Plan and accepting the grant of Performance Shares, you hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of personal data by and among, as applicable, your employer, administrative agents and the Company and other subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that administrative agents, the Company, your employer and other subsidiaries may hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other identification number, salary/compensation, nationality, job title, any stock or directorships held in the Company, details of all Performance Shares or any other entitlement to stock awarded, canceled, purchased or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). You further understand that Data may be transferred to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in your country of residence, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country of residence. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that withdrawing your consent may affect your ability to participate in the Plan.

        23. Compliance with Law. The Company reserves the right to impose other requirements on your participation in the Plan, on the Performance Shares, and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with any applicable law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, you understand that the laws of the country in which you are resident at the time of grant or vesting of the Performance Shares or the holding or disposition of Common Stock (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent the issuance of shares or may subject you to additional procedural or regulatory requirements you are solely responsible for and will have to independently fulfill in relation to the Performance Shares or Common Stock. Notwithstanding any provision herein, the Performance Shares and Common Stock shall be subject to any special terms and conditions or disclosures as set forth in any addendum for your country (the “Country-Specific Addendum,” which forms part this Award Agreement).
        24. Entire Agreement. This Agreement and the other terms applicable to Performance Shares granted under the Plan embody the entire agreement and understanding between the Company and you with respect to the Performance Shares, and there are no representations, promises, covenants, agreements or understandings with respect to the Performance Shares other than those expressly set forth in this Agreement and the Plan. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan, a copy of which may be obtained from the office of the Secretary of the Company.
Sincerely yours,

ROCKWELL COLLINS, INC.
Robert J. Perna
Senior Vice President,
General Counsel and Secretary

Rockwell Collins, Inc.
400 Collins Road NE, M/S 124-323
Cedar Rapids, IA 52498-0001

EXHIBIT A

FY20XX-20XX Long-Term Incentives

Performance Level	Cumulative Sales		Return On Sales		Total Payout %
	Goal ($B)	Payout %	Goal	Payout %
Maximum	---	80%	---	120%	200%
Target	---	40%	---	60%	100%
Minimum	---	0%	---	0%	0%
Weighting	40%		60%

Total Shareowner Return Modifier

Rockwell Collins Relative TSR Performance	Total Shareowner Return Modifier

≥ 80th percentile	1.2
≥ 65th - < 80th percentile	1.1
≥ 40th - < 65th percentile	1.0
≥ 20th - < 40th percentile	0.9
< 20th percentile	0.8

Peer Companies
[List of peer companies applicable to this Agreement.]

The peer companies are subject to adjustment as described in the Agreement.